Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, FL 33401

+1.561.515.6078

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Announces the Appointment of Nicholas C. Fanandakis and

Steve Gunby to its Board of Directors

West Palm Beach, Fla., Jan. 21, 2014 — FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced that the Board of Directors appointed Nicholas C. Fanandakis and Steve Gunby as directors of the Company, effective January 20, 2014.

Mr. Fanandakis joins the Board as an independent director, following the action of the Board to increase its overall size to nine directors from eight directors. Mr. Fanandakis was also appointed as a member of the Audit Committee.

Mr. Fanandakis, age 57, is the Executive Vice President and Chief Financial Officer of E. I. du Pont de Nemours and Company (“DuPont”), assuming that position in November 2009. Prior to becoming Chief Financial Officer in November 2009, he served as Group Vice President of DuPont Applied BioSciences from 2008 to 2009. He also served as Vice President and General Manager of DuPont Chemical Solutions Enterprise from 2003 until February 2007 when he was named Vice President of DuPont Corporate Plans. Mr. Fanandakis joined DuPont in 1979.

“Nick brings over 30 years of operational and financial insight and experience to our Board,” said Gerard E. Holthaus, non-executive Chairman of the Board of Directors of FTI Consulting. “His exceptional mix of global finance, industry and leadership expertise will be a great asset to the Board. We are delighted to have Nick join us.”

Commenting on his appointment, Mr. Fanandakis said, “FTI Consulting has experienced extraordinary growth and enjoys an impressive portfolio of market-leading businesses and I’m proud to be joining the Company’s Board. I’m especially looking forward to having the opportunity as a Board member to support the Company in its next phase of growth.”

As previously announced on December 16, 2013, Mr. Gunby filled the director vacancy resulting from the resignation of Jack B. Dunn, IV from the Board. Mr. Gunby also assumed the positions of President and Chief Executive Officer of FTI Consulting on January 20, 2014. Mr. Gunby brings more than 30 years of strategic, operational and performance improvement experience in global management consulting to the Company’s management team and Board of Directors.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With over 4,100 employees located in 25 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The Company generated $1.58 billion in revenues during fiscal year 2012. More information can be found at www.fticonsulting.com.

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